Exhibit 99.1

FOR IMMEDIATE RELEASE

INRAD OPTICS, INC. REPORTS FIRST QUARTER 2014

FINANCIAL RESULTS

NORTHVALE, NJ, MAY 21 – Inrad Optics, Inc. (OTCBB: INRD) has reported its consolidated financial results for the three months ended March 31, 2014.

Revenue for the three months ended March 31, 2014 was $1.9 million, down 38.1% from $3.1 million in the first quarter last year as the Company experienced a decrease in shipments in the defense and university & national labs markets. Increased shipments in laser systems and process control & metrology markets partially offset the overall decline.

Bookings totaled $2.5 million in the first quarter of 2014, an increase of 17.3% from $2.1 million in the corresponding quarter of 2013. Bookings from a key defense prime contractor and two key semiconductor customers in Q1 offset a general contraction in both market segments.

Gross margin in the first quarter of 2014 was $(136,000) or (7.1) % of sales. This compares to a gross margin of $699,000 or 22.7% in the comparable quarter last year. The decrease in revenue in the three months ended March 31, 2014 was not fully offset by a corresponding decrease in the Company’s manufacturing overhead costs which are relatively fixed.

The Company reported a net loss of $875,000 in the first quarter of 2014, including $59,000 of restructuring costs related to the relocation of our Florida operations to the New Jersey facility. This compares to a net loss of $169,000 last year. The 2013 first quarter net loss reflects net severance and other costs of $67,000 after payroll savings in connection with a reduction in work force implemented by the Company. First quarter basic and diluted loss per share was $(0.07) and $(0.01) for the three months ended March 31, 2014 and 2013, respectively

Net cash used in operating activities was $323,000 and $204,000, for the three months ended March 31, 2014 and 2013, respectively. The increase in cash used in operating activities in first quarter of 2014 resulted primarily from the higher net loss generated in the current period partially offset by working capital improvements.

After investing and financing activities, net cash decreased by $455,000 and $493,000 in the three months ended March 31, 2014 and 2013, respectively. At March 31, 2014, the Company had cash and cash equivalents of approximately $2.0 million.

President and CEO Amy Eskilson commented, “My outlook for 2014 continues to be cautiously optimistic despite the decrease in first quarter 2014 revenue. Our Q1 bookings were higher than anticipated, and quote activity was also higher compared with the first quarter of 2013. We continue to add customers and replace legacy, end-of-lifecycle programs with new orders. I am also happy to report that our Sarasota consolidation remains on schedule and on budget. The benefits of that effort will be manifest in the coming months”.

Inrad Optics, Inc. was incorporated in New Jersey in 1973. The Company develops, manufactures and markets products and services for use in photonics industry sectors via three distinct but complimentary product areas - “Crystals and Devices”, “Custom Optics” and “Metal Optics.”

The Company is a vertically integrated organization specializing in crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies. Manufacturing capabilities include solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the ability to handle large substrates, optical coatings and in-process metrology expertise. Inrad Optics’ customers include leading corporations in the defense, aerospace, laser systems, process control and metrology sectors of the photonics industry, as well as the U.S. Government, National Laboratories and Universities worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2013. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.

INRAD OPTICS, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2014	2013
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$1,995,975	$2,451,263
Accounts receivable (net of allowance for doubtful accounts of $15,000 in 2014 and 2013)	851,252	1,236,958
Inventories, net	3,182,970	3,129,855
Other current assets	157,106	144,581
Total current assets	6,187,303	6,962,657
Plant and equipment:
Plant and equipment, at cost	15,483,975	15,638,759
Less: Accumulated depreciation and amortization	(13,746,166)	(13,931,775)
Total plant and equipment	1,737,809	1,706,984
Precious Metals	474,960	474,960
Goodwill	311,572	311,572
Intangible Assets, net	339,119	358,760
Other Assets	33,122	33,122
Total Assets	$9,083,885	$9,848,055

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of other long term notes	$156,600	$156,600
Accounts payable and accrued liabilities	997,184	967,963
Customer advances	233,344	146,784
Total current liabilities	1,387,128	1,271,347

Related Party Convertible Notes Payable	2,500,000	2,500,000

Other Long Term Notes, net of current portion	674,247	712,868
Total liabilities	4,561,375	4,484,215

Commitments

Shareholders’ Equity:
Common stock: $.01 par value; 60,000,000 authorized shares; 12,055,603 shares issued at March 31, 2014 and 12,050,603 issued at December 31, 2013	120,558	120,508
Capital in excess of par value	18,327,271	18,293,782
Accumulated deficit	(13,910,369)	(13,035,500)
	4,537,460	5,378,790
Less - Common stock in treasury, at cost (4,600 shares)	(14,950)	(14,950)
Total shareholders’ equity	4,522,510	5,363,840
Total Liabilities and Shareholders’ Equity	$9,083,885	$9,848,055

INRAD OPTICS, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Total revenue	$1,904,380	$3,077,126

Cost and expenses:
Cost of goods sold	1,981,678	2,378,028
Restructuring costs	58,665	—
Selling, general and administrative expenses	759,105	853,808
	2,799,448	3,231,836

Loss from operations	(895,068)	(154,710

Other (expense) income:
Interest expense—net	(44,875)	(45,644
Gain on sale or disposal of plant and equipment	65,074	31,000
	20,199	(14,644

Loss before income taxes	(874,869)	(169,354

Income tax (provision) benefit	—	—

Net loss	$(874,869)	$(169,354)

Net loss per common share — basic and diluted	$(0.07)	$(0.01

Weighted average shares outstanding — basic and diluted	12,046,836	11,877,957

INRAD OPTICS, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(874,869)	$(169,354)

Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	147,967	139,177
Gain on sale or disposal of plant and equipment	(65,074)	(31,000)
Stock based compensation	33,539	40,142
Changes in operating assets and liabilities:
Accounts receivable	385,706	(424,630)
Inventories, net	(53,115)	2,697
Other current assets	(12,525)	37,572
Accounts payable and accrued liabilities	29,221	218,976
Customer advances	86,560	(17,604)
Total adjustments and changes	552,279	(34,670)
Net cash (used in) operating activities	(322,590)	(204,024)

Cash flows from investing activities:
Capital expenditures	(172,457)	(40,258)
Down payment on purchase of equipment	—	(242,500)
Proceeds from sale of plant and equipment	78,380	31,000
Net cash (used in) investing activities	(94,077)	(251,758)

Cash flows from financing activities:
Principal payments of notes payable-other	(38,621)	(36,995)
Net cash (used in) financing activities	(38,621)	(36,995)

Net (decrease) in cash and cash equivalents	(455,288)	(492,777)

Cash and cash equivalents at beginning of period	2,451,263	3,089,013

Cash and cash equivalents at end of period	$1,995,975	$2,596,236

Supplemental Disclosure of Cash Flow Information:
Interest paid	$47,000	$11,000
Income taxes paid	$2,000	$1,000